Exhibit 99.1
Virco Reports Second Quarter Results

Virco Mfg. Corporation (VIRC)
September 14, 2016
Torrance, California (Business Wire)

•	Revenue flat for the quarter but down 2% through six months

•	Gross margin steady at 39%; operating income down 5% due to slightly higher G&A

•	“August as the New September”? Revenue through August (inclusive of full summer shipping season) up 1% YOY

Virco today announced second quarter and YTD financial results for the period ended July 31, 2016. The Company also provided preliminary revenue figures for the month of August 2016, which from a technical reporting standpoint falls within the Company’s third quarter concluding October 31, 2016. Because August is part of the Company’s important summer delivery season, Management believes a discussion of these preliminary, unaudited figures may help investors form a more complete picture of the Company’s performance in a shifting marketplace.

Reflecting stabilization of funding in its core public school furniture market, Virco’s revenue in the seasonally important second quarter (May, June and July) was virtually flat compared to the same period last year at $61,354,000 vs. $61,072,000. Through six months, revenue declined 2% from $84,120,000 last year to $82,181,000 this year, due to a previously-reported slower first quarter. This pattern is not uncommon, especially when construction-related shipments are delayed at the schools’ request. Because the Company’s backlog was more heavily weighted towards construction-related projects in the current year (FYE 1.31.17), this shift was not unexpected. By including preliminary, unaudited revenue figures from August, which completes the traditional “back-to-school” summer delivery cycle, revenue was actually up 1% year over year. Unaudited financial results from August will be included as part of the Company’s third quarter ending October 31, 2016 form 10Q and related press release.

	Three Months Ended		Six Months Ended
	7/31/2016	7/31/2015	7/31/2016	7/31/2015
	(In thousands, except per share data)

Net sales	$ 61,354	$ 61,072	$ 82,181	$ 84,120
Cost of sales	37,616	37,076	50,380	51,930
Gross profit	23,738	23,996	31,801	32,190
Selling, general administrative & other expense	16,226	16,055	27,134	27,089
Operating income	7,512	7,941	4,667	5,101
Interest expense, net	486	453	750	750
Income before income taxes	7,026	7,488	3,917	4,351
Income tax expense	140	38	170	77
Net income	$ 6,886	$ 7,450	$ 3,747	$ 4,274

Net income per share - basic	$ 0.46	$ 0.50	$ 0.25	$ 0.29
Net income per share - diluted	$ 0.45	$ 0.49	$ 0.25	$ 0.28

Weighted average shares outstanding - basic	15,036	14,887	15,004	14,856
Weighted average shares outstanding - diluted	15,147	15,176	15,100	15,139

	7/31/2016	1/31/2016	7/31/2015
Current assets	$ 89,906	$ 46,688	$ 78,838
Non-current assets	42,046	42,594	42,854
Current liabilities	61,994	22,694	56,475
Non-current liabilities	32,227	33,275	37,342
Stockholders' equity	37,731	33,313	27,875

Operating efficiencies remain strong but also reflect the impacts of these seasonal pattern shifts. Gross profit for the second quarter of FY 2017 was $23,738,000 vs. $23,996,000 for the same period last year. Gross Profit through six months is down slightly from $32,190,000 last year to $31,801,000 this year.

Operating income reflected these same timing shifts but was also impacted by slightly higher administrative expenses. For the second quarter, operating income declined 5% from $7,941,000 last year to $7,512,000 this year. Year-to-date, operating income is down 9% from $5,101,000 last year to $4,667,000 this year.

Due to the scheduling impacts of nationally-mandated standardized testing, many public school districts have been progressively moving to earlier and earlier start dates for the school year, which now begins in August for most states. This trend may finally have reached a social and administrative tipping point, with many parents and educators struggling to adapt to a meaningfully shorter summer. Some observers are calling August the “new September.”

For parents and students this means altering vacation, summer school, and camp schedules. For educators, it means an even more compressed summer prep season, when campuses are cleaned and reorganized, curricula updated, and school furniture ordered and installed.

Based on order composition and timing, Virco management speculates that the impact of this calendar change on furniture has actually delayed smaller scale fill-in and replacement orders. Incoming order rates for these products remained unusually strong as of this report, suggesting that educators may still be addressing their last-minute furniture needs.

When reviewing the preliminary, unaudited revenue figures through August, revenue plus unshipped backlog (the Company’s preferred measure of year-over-year business momentum) increased slightly from $144,100,000 last year to $145,290,000 this year. Actual shipments for the month of August were 12% higher compared to last year, more than offsetting slower shipments in the first quarter. For the peak summer shipping months of June, July, and August, which collectively bridge the Company’s second and third quarters, shipments were $94,355,000 this year vs. $90,697,000 last year, an increase of 4%.

The Company may also have gained a small amount of additional fill-in business thanks to this year’s aggressive stocking plan, which was designed to take advantage of anticipated challenges for import-based supply chains. A more complete picture of the full-year order cycle should become apparent by the end of the Company’s third quarter in October 2016 and will be addressed in detail in that quarter’s report due to be released in early December, 2016.

Commenting on these trends, Virco Chairman and CEO Robert Virtue said: “We’re pleased that despite this year’s challenging order environment we were able to support our education customers with quality American-made furniture delivered on-time, even when that meant accelerating some shipments while holding others. Our service and distribution teams performed exceptionally well, highlighting the fact that logistical responsiveness is becoming a more valuable component of our furniture.”

Virco President Doug Virtue elaborated: “In a compressed and constantly shifting delivery environment like ours, there’s no substitute for inventory and operational agility. This is the second summer in a row where we believe our domestic factories and warehouses allowed us to serve educators better than a business model based on imports. We’re also happy that we were finally able to give cost of living raises to our skilled U.S. employees, and that their improved operating efficiencies offset the cost of the raises without passing on price increases to our taxpayer-supported public school customers.”

Contact:
Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Robert Dose, Chief Financial Officer
Doug Virtue, President

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2016 and other material filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.